Exhibit 99.2

Square 1 Financial, Inc. Announces Closing of Its Initial Public Offering

DURHAM, North Carolina, March 31, 2014 — Square 1 Financial, Inc. (“Square 1”) today announced the closing of its initial public offering of common stock. Square 1 sold a total of 3,125,000 shares of Class A common stock and selling shareholders sold a total of 2,206,126 shares of Class A common stock and 450,000 shares of Class B common stock. The Class B common stock converted to Class A common stock upon sale in the offering.

The common stock is listed on the NASDAQ Global Select Market under the symbol “SQBK” and began trading on March 27, 2014.

The underwriters have an option to purchase up to an additional 867,167 shares of Class A common stock at the initial public offering price less the underwriting discount, within 30 days from the date of the offering. Of the 867,167 shares subject to the underwriters’ option, 468,750 shares would be purchased from the Company and 398,417 shares would be purchased from the selling shareholders.

Sandler O’Neill & Partners, L.P. acted as lead book-running manager, and Keefe, Bruyette & Woods, a Stifel Company, acted as joint book-running manager.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective by the SEC on March 26, 2014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the prospectus relating to the proposed initial public offering may be obtained from:

Sandler O’Neill + Partners, L.P.

Prospectus Department

1251 Avenue of the Americas, 6th Floor,

New York, New York 10020

Phone: 1-866-805-4128

Email: syndicate@sandleroneill.com

Keefe, Bruyette & Woods, Inc.

Attn: Capital Markets

787 Seventh Avenue, 4th Floor

New York, NY 10019

Phone: 1-800-966-1559

About Square 1

Square 1 Financial, Inc. is the holding company for Square 1 Bank, a full service commercial bank dedicated exclusively to serving the financial needs of the venture capital community and entrepreneurs in all stages of growth and expansion. Square 1’s expertise and focus provide flexible resources, tailored solutions and high-touch support to meet our clients’ needs. Square 1 Bank provides loans, deposits, treasury management services and investment advisory services. The Square 1 team consists of 240 employees in 11 offices located in key innovation markets across the country.